Exhibit 8.1

Suite 3300 920 Fifth Avenue Seattle, WA 98104-1610 (206) 622-3150

[___________]

Washington Federal, Inc.

425 Pike Street

Seattle, WA 98101

Ladies and Gentlemen:

Re:	Agreement and Plan of Merger by and between Washington Federal, Inc. and Luther Burbank Corporation dated as of November 13, 2022

We have acted as counsel for Washington Federal, Inc., a Washington corporation (“Washington Federal”) in connection with the preparation and filing on [___________], with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) of the Registration Statement on Form S-4 (as such may thereafter be amended or supplemented) (the “Registration Statement”). The Registration Statement relates to a plan of reorganization involving the merger of Luther Burbank Corporation (“Luther Burbank”), with and into Washington Federal, with Washington Federal being the surviving corporation (the “Merger”) and the resulting exchange by Luther Burbank shareholders of Luther Burbank common stock for Washington Federal common stock pursuant to the terms of the Agreement and Plan of Reorganization by and between Washington Federal and Luther Burbank dated as of November 13, 2022 (the “Merger Agreement”), as further set forth in the proxy statement/prospectus contained in the Registration Statement (the “Prospectus”). Capitalized terms not expressly defined herein shall have the meanings ascribed thereto in the Merger Agreement, a copy of which is filed as Exhibit 2.1 to the Registration Statement.

We are providing certain opinions regarding the material United States federal income tax consequences of the Merger pursuant to Section 7.03(c) of the Merger Agreement. Immediately following the Merger, or as promptly as practicable thereafter, Luther Burbank Savings, a California-chartered bank and wholly-owned subsidiary of Luther Burbank, will be merged with and into Washington Federal Bank, dba WaFd Bank, a Washington bank and a wholly-owned subsidiary of Washington Federal, upon the terms and with the effect set forth in the Bank Merger Agreement (the “Bank Merger”). This opinion does not address the United States federal income tax consequences of the Bank Merger, but we have taken the Bank Merger into account in rendering our opinions with respect to the United States federal income tax consequences of the Merger set forth below and affirm that consummation of the Bank Merger would not alter such opinions.

Washington Federal, Inc.

[____________]

In connection with rendering the opinions expressed below, we have examined copies of the following documents:

1.	The Merger Agreement;

2.	The Registration Statement;

3.	The Prospectus and

4.

Such instruments and documents related to the formation, organization and operation of Washington Federal and Luther Burbank and to the consummation of the Merger as we have deemed necessary or appropriate for purposes of this opinion.

In addition, in rendering the opinions expressed in this letter, with your consent we have relied upon the representations, warranties and covenants contained in the Merger Agreement and the representations made to us by Washington Federal in its letter to us dated February [    ], 2023 and the representations made to us by Luther Burbank in its letter to us dated February [    ], (together, the “Representation Letters”). We have not independently verified any of the representations contained in the Merger Agreement or the Representation Letters.

In rendering our opinions, we have assumed that (i) the Merger will be consummated in accordance with the provisions of the Merger Agreement, (ii) the representations and statements contained in the Merger Agreement were when made and will at all times remain true, accurate and complete, (iii) the parties have complied with, and if applicable will continue to comply with, the covenants contained in the Merger Agreement in all material respects, (iv) the statements as to factual matters contained in the Registration Statement and the Prospectus are and will remain at all times true, accurate and complete, and (v) each of the representations in the Representation Letters is and will at all times remain true, accurate and complete.

We have assumed the genuineness of all signatures, the authenticity of documents and records submitted to us as originals, the conformity to the originals of all documents and records submitted to us as certified or reproduction copies, the legal capacity of all natural persons executing documents and records, and the completeness and accuracy as of the date of this letter of the information contained in such documents and records.

Washington Federal, Inc.

[____________]

Based upon, and subject to, the foregoing and the qualifications set forth herein, (i) we are of the opinion that the Merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”) and that, assuming that the Merger so qualifies as a reorganization, Washington Federal and Luther Burbank will each be a party to such reorganization within the meaning of Section 368(b) of the Code; and (ii) we confirm that the discussion in the Prospectus under the heading “Material United States Federal Income Tax Consequences of the Merger,” to the extent it consists of statements of law and legal conclusions, and subject to the assumptions, limitations, exceptions, qualifications and conditions set forth herein and therein, represents our opinion as to the material U.S. federal income tax consequences of the Merger to U.S. holders.

The foregoing opinions are based on the provisions of the Code, Treasury Regulations promulgated under the Code, published revenue rulings and revenue procedures of the Internal Revenue Service (“I.R.S.”), existing court decisions, and other authorities available, as of the date of this letter, and the application of those authorities to the facts disclosed in the Registration Statement, the Prospectus, the Merger Agreement and the Representation Letters. Future legislative or administrative changes or court decisions, which may or may not be retroactive in application, or any change in facts from those upon which our opinions are based, may significantly modify the opinions set forth in this letter. It should be noted that no ruling has been sought from the I.R.S. with respect to the federal income tax consequences of the Merger, and this letter is not binding on the I.R.S. or any court.

This letter is delivered as of its date and we do not undertake to advise you or anyone else of any changes in the opinions expressed herein resulting from changes in law, changes in facts or any other matters that hereafter might occur or be brought to our attention that did not exist on the date hereof or of which we had no knowledge.

We are furnishing this opinion to you solely in connection with the transactions contemplated by the Merger Agreement, and this opinion is not to be relied upon for any other purpose or by any other person or entity without our prior written consent. We acknowledge that we are referred to in the Registration Statement under the heading “Legal Matters” and, without admitting that our consent is required under Section 7 of the Securities Act, we consent to that use of our name and to the filing of this letter as Exhibit 8.1 to the Registration Statement.

Very truly yours,

DRAFT

/s/ Davis Wright Tremaine LLP